Exhibit 99.1

TCW Direct Lending Strategic Ventures LLC

Consolidated Financial Statements

March 31, 2017

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONTENTS

Page(s)

Consolidated Financial Statements (Unaudited)

Consolidated Schedule of Investments	2-3

Consolidated Statement of Assets and Liabilities	4

Consolidated Statement of Operations	5

Consolidated Statement of Changes in Members’ Capital	6

Consolidated Statement of Cash Flows	7

Notes to Consolidated Financial Statements	8-16

Administration	17

CONSOLIDATED SCHEDULE OF INVESTMENTS (Unaudited)

March 31, 2017

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

	DEBT

	Beverages
	Sunny Delight Beverage Company (1)	02/02/16	First Lien Term Loan	23.9%	$89,727,082	02/02/21	$88,117,729	$89,727,082

			7.50% (LIBOR + 6.50% 1.00% Floor)

	Building Products
	Senco Brands, Inc.	08/30/16	Senior Term Loan	4.8%	18,197,446	12/26/18	18,061,395	18,215,644

			8.50% (LIBOR + 7.50% 1.00% Floor)

	Distributors
	ASC Acquisition Holdings, LLC (2)	12/16/16	First Lien Term Loan	6.7%	25,246,055	12/15/21	24,770,445	25,145,071

			8.50% (LIBOR + 7.50%, 1.00% Floor)

	Diversified Telecommunication Services
	Alaska Communications Systems Group, Inc.	03/28/17	First Lien Term Loan	2.3%	8,700,000	03/13/23	8,548,030	8,586,900

			8.00% (LIBOR + 7.00% 1.00% Floor)

	Educational Services
	Penn Foster Inc. (3)	08/31/16	First Lien Term Loan	11.1%	41,839,615	08/31/21	41,038,835	41,630,417

			8.00% (LIBOR + 7.00% 1.00% Floor)

	Hotels, Restaurants & Leisure
	Controladora Dolphin Discovery, S.A. De C.V. (Mexico)	10/09/15	Senior Secured Notes	3.7%	13,779,280	10/09/20	13,585,641	13,820,618

			11.15% (LIBOR + 10.00% 1.00% Floor)
	FQSR, LLC (4 a,b,c)	03/23/17	Term Loan	1.2%	4,710,000	03/24/22	4,616,265	4,705,290

			7.69% (LIBOR + 6.25% 1.00% Floor)
	OTG Management, LLC (5)	06/30/16	First Lien Term Loan	11.8%	43,902,120	08/26/21	43,149,554	44,253,337

			9.55% (LIBOR + 8.50% 1.00% Floor)

				16.7%			61,351,460	62,779,245

	Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan	26.3%	98,703,704	06/12/20	97,757,186	98,703,704

			7.00% (LIBOR + 6.00% 1.00% Floor)

	Information Technology Services
	ENA Holding Corporation (6)	05/06/16	First Lien Term Loan	4.1%	15,575,064	05/06/21	15,354,976	15,357,013

			8.15% (LIBOR + 7.00% 1.00% Floor)

	Internet Software and Services
	Angie’s List, Inc. (7)	06/05/15	Term Loan	12.0%	45,000,000	09/26/19	45,000,000	45,180,000

			8.86% (LIBOR + 6.75% 0.50% Floor)

	Machinery
	Truck Bodies and Equipment International	10/06/15	First Lien Term Loan	7.5%	28,238,238	03/31/21	27,690,884	28,294,715

			8.54% (LIBOR + 7.50% 1.00% Floor)

	Pharmaceuticals
	Noramco, Inc. (8)	07/01/16	Senior Term Loan	9.2%	34,475,474	07/01/21	34,244,626	34,613,376

			9.00% (LIBOR + 8.00% 1.00% Floor)

	Software
	Sierra Private Holdings II Ltd (UK) (9) (an Xura, Inc. affiliate)	08/19/16	First Lien Term Loan	4.8%	18,190,505	08/19/22	17,752,614	17,881,266

			9.55% (LIBOR + 9.50% 1.00% Floor, 1% PIK)
	Xura, Inc.	08/19/16	First Lien Term Loan	10.1%	38,493,897	08/19/22	37,478,861	37,839,500

			9.55% (LIBOR + 9.50% 1.00% Floor, 1% PIK)

				14.9%			55,231,475	55,720,766

	Textiles, Apparel & Luxury Goods
	Differential Brands Group, Inc.	01/28/16	Term Loan	4.5%	17,707,500	01/28/21	17,470,382	16,822,125

			10.90% (LIBOR + 9.75% 0.50% Floor)

	TOTAL DEBT			144.0%			534,637,423	540,776,058

	PREFERRED SECURITIES				Shares

	Machinery
	Truck Bodies and Equipment International	02/10/17	Preferred Stock Series B	0.7%	2,598		2,520,432	2,598,384

		Total Portfolio Investments (144.7%)					537,157,855	543,374,442

		Cash Equivalents (32.2%)
		Blackrock Liquidity Funds Fed Fund - Institutional Shares, Yield 0.01%		32.2%	120,969,410		120,969,410	120,969,410

							$658,127,265	664,343,852

		Net unrealized depreciation on unfunded commitments (0.0%)						(258,860)

		Other Liabilities in Excess of Other Assets (-76.9%)						(288,648,316)

		Members’ Capital (100.0%)						$375,436,676

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

CONSOLIDATED SCHEDULE OF INVESTMENTS (Unaudited)

March 31, 2017

(1)	Excluded from the investment total above is an unfunded revolving credit facility commitment in an amount not to exceed 8,181,611, and an interest rate of LIBOR plus 6.50%, a LIBOR Floor of 1.00%, and a maturity of February 02, 2021. This investment is accruing an unused commitment fee of 0.38% per annum. The unrealized appreciation (depreciation) on this commitment is $ 0 as of March 31, 2017.

(2)	Excluded from the investment above is a delayed draw term loan commitment in an amount not to exceed $8,521,875 with an interest rate of LIBOR plus 7.50%, a LIBOR Floor of 1.00%, and a maturity of December 15, 2021. The commitment to fund the delayed draw expires December 2018. This investment is accruing an unused commitment fee of 0.38% per annum. The unrealized appreciation (depreciation) on this commitment is ($76,697) as of March 31, 2017.

(3)	Excluded from the investment above is an unfunded revolving credit facility commitment in an amount not to exceed $3,530,769, with an interest rate of LIBOR plus 7.00%, a LIBOR Floor of 1.00%, and a maturity of August 31, 2021. This investment is accruing an unused commitment fee of 0.50% per annum. The unrealized appreciation (depreciation) on this commitment is ($35,308) as of March 31, 2017.

(4 a)	Excluded from the investment above is a delayed draw term loan commitment in an amount not to exceed $3,140,000 with an interest rate of LIBOR plus 6.25%, a LIBOR Floor of 1.00%, and a maturity of March 24, 2022. The commitment to fund the delayed draw expires September 2017. This investment is accruing an unused commitment fee of 1.00% per annum. The unrealized appreciation (depreciation) on this commitment is ($18,840) as of March 31, 2017.

(4 b)	Excluded from the investment above is a delayed draw term loan commitment in an amount not to exceed $3,140,000 with an interest rate of LIBOR plus 6.25%, a LIBOR Floor of 1.00%, and a maturity of March 24, 2022. The commitment to fund the delayed draw expires December 2017. This investment is accruing an unused commitment fee of 1.00% per annum. The unrealized appreciation (depreciation) on this commitment is ($18,840) as of March 31, 2017.

(4 c)	Excluded from the investment above is a delayed draw term loan commitment in an amount not to exceed $4,710,000 with an interest rate of LIBOR plus 6.25%, a LIBOR Floor of 1.00%, and a maturity of March 24, 2022. The commitment to fund the delayed draw expires December 2018. This investment is accruing an unused commitment fee of 1.00% per annum. The unrealized appreciation (depreciation) on this commitment is ($28,260) as of March 31, 2017.

(5)	Excluded from the investment above is a delayed draw term loan commitment in an amount not to exceed $4,689,915, with an interest rate of LIBOR plus 8.50%, a LIBOR Floor of 1.00%, and a maturity of August 26, 2021. The commitment to fund the delayed draw expires December 2017. This investment is accruing an unused commitment fee of 0.50% per annum. The unrealized appreciation (depreciation) on this commitment is ($28,139) as of March 31, 2017.

(6)	Excluded from the investment above is an unfunded revolving credit facility commitment in an amount not to exceed $2,430,406 with an interest rate of LIBOR plus 7.00%, a LIBOR Floor of 1.00%, and a maturity of May 06, 2021. This investment is accruing an unused commitment fee of 0.50% per annum. The unrealized appreciation (depreciation) on this commitment is ($34,026) as of March 31, 2017.

(7)	Excluded from the investment above is a delayed draw term loan commitment in an amount not to exceed $18,750,000, with an interest rate of LIBOR plus 6.50%, a LIBOR Floor of 0.50%, and a maturity of September 26, 2019. The commitment to fund the delayed draw expires September 2017. This investment is accruing an unused commitment fee of 0.75% per annum. The unrealized appreciation (depreciation) on this commitment is ($18,750) as of March 31, 2017.

(8)	In addition to interest earned based on the stated interest rate of this loan, the Company is entitled to receive an additional interest amount on the “first out” tranche of the portfolio company’s first lien senior secured loans.

(9)	Sierra Private Holdings II Ltd (UK) Term Loan is held through TCW Direct Lending Strategic Luxembourg VI S.à.r.l., a special purpose vehicle.

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	94%
Mexico	3%
United Kingdom	3%

Total	100%

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES (Unaudited)

March 31, 2017

Assets
Portfolio of Investments, at fair value (amortized cost of $ 537,158)	$543,374
Cash and cash equivalents	164,030
Interest receivable	3,969
Prepaid and other assets	28

Total Assets	$711,401

Liabilities
Credit facility payable	$332,972
Interest and credit facility expenses payable	2,608
Net unrealized depreciation on unfunded commitments	259
Sub-administrator and custody fees payable	109
Audit fees payable	10
Other fees payable	6

Total Liabilities	$335,964

Members’ Capital	$375,437

Commitments and Contingencies (Note 8)

Members’ Capital
Preferred members	$371,729
Common members	-
Noncontrolling interest in consolidated subsidiary fund	3,708

Members’ Capital	$375,437

Members’ Capital attributable to Preferred and Common Members:	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Net contributed capital	$475,406	$1,000	$3,507	$479,913
Net distributed capital	(153,512)	(1,000)	-	(154,512)
Cumulative net income, before organization costs	49,835	704	201	50,740
Organization costs	-	(704)	-	(704)

Total Members’ Capital	$371,729	$-	$3,708	$375,437

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

Three Months Ended March 31, 2017

Investment Income:
Interest income	$11,517
Fee income	436

Total Investment Income	11,953

Expenses:
Interest and credit facility expenses	4,018
Sub-administrator and custody fees	111
Insurance fees	26
Formation costs	10
Audit fees	10
Professional fees	4
Valuation fees	3
Other	8

Total expense	4,190

Net investment income	7,763

Net realized and unrealized (loss) on investments
Net realized gain on investments	182
Net change in unrealized appreciation/(depreciation) on investments	(1,797)

Net realized and unrealized (loss) on investments	(1,615)

Net increase in Members’ Capital from operations	$6,148

Less: Net Increase in Members’ Capital Atributable to noncontrolling interest in consolidated subsidiary fund	12

Net increase in Members’ Capital from operations attributable to the Preferred Members from operations	$6,136

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ CAPITAL (Unaudited)

			Three Months Ended March 31, 2017
			Noncontrolling
			interest in
	Preferred	Common	consolidated
	Members	Members	subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$7,679	$-	$84	$7,763
Net realized gain on investments	178	-	4	182
Net change in unrealized appreciation/(depreciation) on investments	(1,721)	-	(76)	(1,797)

Net increase in Members’ Capital resulting from operations	6,136	-	12	6,148

Increase in Members’ Capital resulting from capital activity
Contributions from Members	62,700	-	-	62,700
Distributions to Members	(6,062)	-	-	(6,062)

Total increase in Members’ Capital resulting from capital activity	56,638	-	-	56,638

Total increase in Members’ Capital	62,774	-	12	62,786

Members’ Capital, beginning of period	308,955	-	3,696	312,651

Members’ Capital, end of period	$371,729	$-	$3,708	$375,437

The accompanying notes are an integral part of these consolidated financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

Three Months Ended March 31, 2017

Cash Flows from Operating Activities
Net increase in members’ capital resulting from operations	$6,148
Adjustments to reconcile the net increase in members’ capital resulting from operations to net cash used in operating activities:
Purchases of investments	(59,415)
Proceeds from sales and paydowns of investments	9,505
Net realized (gain) on investments	(182)
Net change in unrealized (appreciation)/depreciation on investments	1,797
Accretion of discount	(409)
Increase (decrease) in operating assets and liabilities:
(Increase) decrease in interest receivable	(738)
(Increase) decrease in prepaid and other assets	33
Increase (decrease) in interest and credit facility expenses payable	69
Increase (decrease) in sub-administrator and custody fees payable	(30)
Increase (decrease) in audit fees payable	10
Increase (decrease) in other fees payable	(3)
Increase (decrease) in valuation fees payable	(37)
Increase (decrease) in professional fees payable	(5)

Net cash used in operating activities	(43,257)

Cash Flows from Financing Activities
Contributions from Members	62,700
Distributions to Members	(6,062)
Proceeds from credit facility	73,700
Repayments of credit facility	(13,478)

Net cash provided by financing activities	116,860

Net increase in cash	73,603

Cash and cash equivalents, beginning of period	90,427

Cash and cash equivalents, end of period	$164,030

Supplemental disclosure of cash flow information and non-cash financing activities
Credit facility - interest and unused fee paid	$3,752

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	ORGANIZATION

Investment Objective: TCW Direct Lending Strategic Ventures LLC (the “Fund”), is a closed-end investment company formed as a Delaware limited liability company for the purpose of investing in corporate senior secured middle-market floating rate loans. Investments may include other loans and securities received as a result of the restructuring, workout or bankruptcy of an existing loan.

Consolidated Subsidiary Fund: On September 19, 2016, the Fund formed TCW Direct Lending Strategic Luxembourg VI S.à.r.l., (the “Luxembourg Company”) a private limited liability company under the laws of Luxembourg, of which the Fund owns 81.6% of the membership interests. The Luxembourg Company was formed to invest in Luxembourg or abroad.

Limited Liability Company Agreement: The Amended and Restated Limited Liability Company agreement (the “Agreement”), dated June 5, 2015, was entered into by and among TCW Direct Lending LLC, an affiliated fund (also known as the “BDC”) and two third-party members (the “Third-Party Members”). The BDC and each Third-Party Member own a Preferred Membership Interest (collectively the “Preferred Members”) and a Common Membership Interest (collectively the “Common Members”) (together, the “Members”). The BDC owns 80% of the Preferred and Common Membership Interests and the Third-Party Members own the remaining 20% of Preferred and Common Membership Interests. The initial closing date of the Fund was June 5, 2015 (“Initial Closing Date”).

The Agreement amends and restates the original agreement, dated May 26, 2015 that the BDC entered into as the sole member of the Fund.

Term: The Fund will continue until the sixth anniversary of the Initial Closing Date unless dissolved earlier or extended for two additional one-year periods by the BDC, in its sole discretion upon notice to the Management Committee. Thereafter, the term of the Fund may be extended by the BDC for additional one-year periods, in each case with the prior consent of the Management Committee.

Commitment Period: The Commitment Period commenced on June 5, 2015, the Initial Closing Date and will end on the third anniversary of the Initial Closing Date subject to termination or extension by the Management Committee as provided in the Agreement.

Management Committee: Pursuant to the Agreement, the management committee of the Fund has exclusive responsibility for the management, policies and control of the Fund. The BDC and one of the two Third-Party Members, collectively, each appointed one voting member of the Management Committee. The Management Committee can act on behalf and in the name of the Fund to implement the objectives of the Fund and exercise any rights and powers the Fund may possess. The Management Committee will authorize portfolio investment activity, transactions between the Fund and the BDC, and other Members and borrowings of the Fund.

Administration Agreement: The Fund entered into an Administration Agreement with TCW Asset Management Company LLC (“TAMCO”), dated June 5, 2015 to furnish, or arrange for others to furnish, administrative services necessary for the operation of the Fund. In connection therein, TAMCO, as Administrator retained the services of State Street Bank and Trust Company to assist in providing certain administrative, accounting, operational, investor and financial reporting services for the Fund.

Custody Services Agreement: The Fund entered into a Custody Services Agreement dated June 3, 2015 with State Street Bank and Trust Company to provide custodian services for the Fund.

Capital Commitments: Commitments from the Preferred Members and Preferred Members as Common Members are as follows. The commitment amount funded does not include amounts contributed in anticipation of a potential investment that the Fund did not consummate and therefore returned to the Members’ as unused capital.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

March 31, 2017

	Committed Capital	Commitments Funded	Percentage Funded
Preferred Membership Interests	$600,000,000	$475,406,463	79.2%
Common Membership Interests	2,000,000	1,000,000	50.0%

Total	$602,000,000	$476,406,463

Recallable Amounts: Each Preferred Member may be required to re-contribute amounts previously distributed equal to 100% of distributions of proceeds during the Commitment Period representing a return of capital contributions made in respect of the Preferred Membership Interest.

	Recallable Amounts	Recallable Amounts Funded	Percentage Funded
Preferred Membership Interests	$127,837,000	none	n/a

2.	SIGNIFICANT ACCOUNTING POLICIES

The Fund is an investment company following the accounting and reporting guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 946 Financial Services – Investment Companies.

Basis of Presentation: The Fund’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for investment companies.

These consolidated financial statements include the accounts of the Fund and the Luxembourg Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Noncontrolling interest in consolidated subsidiary fund: As the Luxembourg Company is consolidated, but not 100% owned, a portion of the income or loss and corresponding members’ capital is allocated to owners other than the Fund in proportion to their relative ownership interest. The aggregate of the income or loss and corresponding members’ capital that is not owned by the Fund is included in noncontrolling interest in consolidated subsidiary fund in the consolidated financial statements. The primary components of noncontrolling interest in the consolidated subsidiary fund are separately presented in the Fund’s consolidated statement of changes in members’ capital. The net increase in members’ capital from operations includes the net increase attributable to the noncontrolling interest in consolidated subsidiary fund on the Fund’s consolidated statement of operations.

Use of Estimates: The preparation of the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates.

Investments: The Fund records investment transactions on the trade date. The Fund considers trade date for investments not traded on a recognizable exchange, or traded in the over-the-counter markets, to be the date on which the Fund receives legal or contractual title to the asset and bears the risk of loss.

Income Recognition: Interest income is recorded on an accrual basis unless doubtful of collection or the related investment is in default. Realized Gains and losses on investments are recorded on a specific identification basis. The Fund typically receives a fee in the form of a discount to the purchase price at the time it funds an investment in a loan. The discount is accreted to interest income over the life of the respective loan, as reported in the Statement of Operations, and reflected in the amortized cost basis of the investment. Discounts associated with a revolver are treated as a discount to the issuers’ term loan. In the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (continued)

event there is a fee associated with a delayed draw that remains unfunded, the Fund will recognize the fee as fee income immediately. Ongoing facility, commitment or other additional fees including prepayment fees, consent fees and forbearance fees are recognized immediately when earned as income.

Cash and Cash Equivalents: The Fund considers cash equivalents to be liquid investments, including money market funds or individual securities purchased with an original maturity of three months or less. Fund cash and cash equivalents are generally comprised of money market funds and demand deposits, valued at cost, which approximates fair value.

Income Taxes: The Fund is exempt from federal and state income taxes and, consequently, no income tax provision has been made in the accompanying financial statements.

The Fund has invested in numerous jurisdictions and is therefore subject to varying policies and statutory time limitations with respect to examination of tax positions. The Fund reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition.

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as an income tax expense in the Statement of Operations. As of and during the period ended March 31, 2017, the Fund did not have a liability for any unrecognized tax benefits nor did it recognize any interest and penalties related to unrecognized tax benefits.

The Fund is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years.

Subsequent Events: The Management Committee evaluated the activity of the Fund through May 15, 2017, the date that the financial statements are available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure.

3.	INVESTMENT VALUATIONS AND FAIR VALUE MEASUREMENTS

Investments at Fair Value: Investments held by the Fund for which market quotes are readily available are valued at fair value. Fair value is generally determined on the basis of last reported sales price or official closing price on the primary exchange in which each security trades, or if no sales are reported, based on the midpoint of the valuation range obtained for debt investments from a quotation reporting system, established market makers or pricing service.

Investments held by the Fund for which market quotes are not readily available or market quotations are not considered reliable are valued at fair value by the Management Committee based on similar instruments, internal assumptions and the weighting of the best available pricing inputs.

Fair Value Hierarchy: Assets and liabilities are classified by the Fund based on valuation inputs used to determine fair value into three levels.

Level 1 values are based on unadjusted quoted market prices in active markets for identical assets.

Level 2 values are based on significant observable market inputs, such as quoted prices for similar assets and quoted prices in inactive markets or other market observable inputs.

Level 3 values are based on significant unobservable inputs that reflect the Fund’s determination of assumptions that market participants might reasonably use in valuing the assets.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

March 31, 2017

Categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation levels are not necessarily an indication of the risk associated with investing in these securities.

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments.

Investments	Level 1	Level 2	Level 3	Total

Debt	$-	$-	$540,776,058	$540,776,058

Preferred Securities	$-	$-	$2,598,384	$2,598,384

Cash equivalents	$120,969,410	$-	$-	$120,969,410

Total	$120,969,410	$-	$543,374,442	$664,343,852

Level 3 Roll Forward: The following is a reconciliation of Level 3 investments

	Debt	Preferred Securities

Balance at December 31, 2016	$493,861,756	$557,682

Accreted discounts	408,857	—
Purchases	56,894,307	2,520,432
Sales and paydowns	(8,867,702)	(637,076)
Realized gain	82,865	98,816
Change in unrealized appreciation (depreciation)	(1,604,025)	58,530

Balance at March 31, 2017	$540,776,058	$2,598,384

Change in unrealized appreciation (depreciation) in investments still held as of March 31, 2017	$(1,604,025)	$58,530

Transfers between levels of the fair value hierarchy are reported at the beginning of the reporting period in which they occur. During the period ended March 31, 2017 the Fund did not have any transfers between levels.

Level 1 Assets (Investments): The valuation techniques and significant inputs used to determine fair value are as follows:

Registered Investment Companies, (Level 1), include registered open-end investment companies that are valued based upon the reported net asset value of such investment.

Level 3 Assets (Investments): The following valuation techniques and significant inputs are used to determine fair value of investments in private debt for which reliable market quotations are not available. Some of the inputs are independently observable however, a significant portion of the inputs and the internal assumptions applied are unobservable.

Debt, (Level 3), includes investments in privately originated senior secured debt. Such investments are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A discounted cash flow approach incorporating a weighted average cost of capital approach and shadow rating method are generally used to determine fair value. Standard pricing inputs include, but are not limited to, the financial health of the issuer: place in the capital structure; value of other issuer debt; credit, industry, and market risk and events.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (continued)

Preferred Equity (Level 3), includes investments in preferred equity issued under the same market conditions as the privately originated senior secured debt. Such investments are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. The relative value approach is used. Relative value takes into account the implied yield of the senior secured debt measured in terms of risk, liquidity and return relative to the debt. Pricing inputs include, but not limited to, financial health, and relevant business developments of the issuer; EBITDA, market multiples of comparable companies, comparable market transactions and recent trades or transactions; issuer, industry and market expectations, risks and events.

Pricing inputs and weightings applied to determine value require subjective determination. Accordingly, valuations do not necessarily represent the amounts that may eventually be realized from sales or other dispositions of investments.

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments.

Investment Type	Fair Value at March 31, 2017	Valuation Technique	Unobservable Input	Range	Weighted Average

Debt	$540,776,058	Income method	Weighted average cost of capital Shadow credit rating method	8.1% to 15.1% CCC+ to BB-	10.0 NA	%

Preferred Securities	$2,598,384	Income method	Relative value discount rates	16.8% to 19.5%	NA

Valuation Process: Oversight for determining fair value is the responsibility of the Management Committee (with input from an independent valuation firm retained by the Fund). The Fund and Management Committee values the investments at fair value on a quarterly basis and whenever required. The Fund engaged an external, independent valuation firm to assist the Management Committee in determining the fair market value of the Fund’s investments for which market quotations are not readily available.

The Fund and its Management Committee undertakes a multi-step valuation process for investments whose market prices are not otherwise readily available. Unless noted, the Fund is utilizing the midpoint of a valuation range provided by an external, independent valuation firm. The Management Committee may approve a value other than the midpoint if it believes that is the fair value. Based on its review of the external, independent valuation firm’s range and related documentation, valuation of the Fund’s investments are determined by the Management Committee.

The Fund uses all relevant factors in determining fair value including, without limitation, any of the following factors as may be deemed relevant by the Committee: current financial position and current and historical operating results of the issuer; sales prices of recent public or private transactions in the same or similar securities, including transactions on any securities exchange on which such securities are listed or in the over-the-counter market; general level of interest rates; recent trading volume of the security; restrictions on transfer including the Fund’s right, if any, to require registration of its securities by the issuer under the securities laws; any liquidation preference or other special feature or term of the security; significant recent events affecting the Portfolio Investment, including any pending private placement, public offering, merger, or acquisition; the price paid by the Fund to acquire the asset; the percentage of the issuer’s outstanding securities that is owned by the Fund and all other factors affecting value.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

March 31, 2017

4.	ALLOCATIONS AND DISTRIBUTIONS

Allocation of profit and loss: Income, expenses, gains and losses of the Fund are allocated among the Members in such a manner that, at the end of each period, each Member’s capital account is equal to the respective net amount, positive or negative, which would be distributed to such Member if the Fund were to liquidate the assets of the Fund for an amount equal to book value and distribute the proceeds in a manner consistent with the distribution priorities described in the Agreement.

Distribution: Interest, dividends, other cash flow received by the Fund in respect of Portfolio Investments (“Interest Amounts”) and proceeds attributable to the repayment or disposition of Portfolio Investments (“Proceeds”) received by the Fund are distributed by the Fund to the Members to the extent that such Interest Amounts and Proceeds are available to the Fund after the application of the priority of payments stipulated in the Credit Agreement and after taking into account reserves and working capital needs.

Interest Amounts available to the Fund for distribution to the Members will be distributed in the following order and priorities: First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends.

Second, one-hundred percent (100%) to the payment of Fund expenses; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interest.

Proceeds available to the Fund for distribution to the Members will be distributed in the following order and priorities: First one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends,

Second, one-hundred percent (100%) to the Preferred Members pro rata based on, and up to the amount of, their respective Unreturned Contributions; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interests.

Preferred Member Dividends: Each Preferred Membership Interest is entitled to quarterly dividends at a rate equal to LIBOR plus 6.50% per annum (subject to a LIBOR floor of 1.5% per annum) of the Unreturned Contributions associated with their Preferred Membership Interest. Dividends are cumulative and paid when declared by the Management Committee.

Unreturned Contributions: With respect to any Member in respect of each class such Member holds, an amount equal to the excess, if any, of (a) the aggregate contributions of such Member over (b) the aggregate amount distributed to such Member from Proceeds (other than amounts paid in respect of dividends to such Member).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (continued)

5.	FUND EXPENSES

The Fund is responsible for all costs and expenses which include organizational expenses, operating expenses; investigative, travel, legal and other transactional expenses incurred with respect to the acquisition, formation, holding and disposition of the Fund’s Portfolio Investments or incurred in connection with Portfolio Investments or transactions not consummated; costs and expenses relating to the liquidation of the Fund; taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Management Committee or the Administrative Agent); valuation-related costs and expenses; and all other costs and expenses of the Fund’s operations, administration and transactions.

Organizational Expenses: Organization expenses will be paid from capital contributions called from the holders of Common Membership Interests. As of March 31, 2016, organization expenses paid inception-to-date total $704,290.

Portfolio Investment Expenses: Expenses related to Portfolio Investments will be paid from capital contributions called from Preferred Membership Interests.

Fund Expenses: Other Fund expenses including those related to unconsummated investments will be paid first from Interest Amounts as provided for in the above Distribution footnote. To the extent that such Interest Amounts are insufficient or unavailable to pay expenses when due, such expenses will be paid from capital contributions called from the holders of Common Membership Interests provided that the aggregate amount called for Fund expenses (including organizational expenses) does not exceed $2 million. To the extent that the foregoing sources of payment are insufficient or unavailable to pay when due, such expenses will be paid from capital contributions called from the Preferred Members.

6.	ADVISOR FEE INCOME

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Fund’s activities will be allocated pro rata among the Fund and any other funds or accounts advised by the Adviser participating in such investment and the Fund’s share will be the property of the Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Fund) may be paid to the Adviser or the affiliate (rather than directly to the Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the Portfolio Company) shall be paid to the Fund.

Since inception of the Fund through March 31, 2017, the Adviser was paid directly $329,667. No such fees were paid during the period ended March 31, 2017. Since inception through March 31, 2017, $329,667 of such fees has been recognized by the Fund.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

March 31, 2017

7.	REVOLVING CREDIT AGREEMENT

On June 5, 2015, the Fund, as borrower entered into a Credit Facility with Cortland Capital Market Services LLC, as administrative agent and various financial institutions (the “Lending Group”) to make loans (Advances) to the Fund for the purpose of funding eligible investments. Effective August 21, 2015, the Credit Agreement was amended to increase the Credit Facility to $600 million (“Facility Amount”) from $500 million. The Commitment Period to make an Advance ends on the earlier of the end of the (i) Investment Period and (ii) the Facility Maturity Date. The Investment Period ends on June 5, 2018 or earlier if Member commitments have been reduced to zero. The Facility Maturity Date is June 4, 2021, and may be extended pursuant to the Credit Agreement or end earlier if the Facility Amount is reduced to zero or the Advances automatically become due and payable.

The lender has a priority interest in the interest, dividends and other cash flow received by the Fund (Interest Amounts) and proceeds attributable to the repayment or disposition of Portfolio Investments (Proceeds) received by the Fund as described in note 4 – distribution of Interest Amounts and distribution of Proceeds.

As of March 31, 2017, there is $332,972,455 in Advances outstanding, which approximates fair value.

Interest is payable at a rate equal to LIBOR plus 3.50% per annum (subject to a LIBOR floor of 1.50%) on the amount of Advances outstanding. The Fund received a rating from an approved rating agency commensurate with the rate of interest paid by the Fund. As of March 31, 2017 the all-in rate of interest is 5%.

An unused fee is payable at a rate of 0.50% per annum on the unutilized commitment.

Whenever the Fund is paid an origination, structuring, or similar upfront fee by the obligor of an eligible investment, the Lending Group is entitled to an origination fee equal to 0.75% of the eligible investment funded with the proceeds of Advances.

As of March 31, 2017, the Fund has complied with the covenant requirements detailed in the Credit Agreement.

8.	COMMITMENTS AND CONTINGENCIES

At March 31, 2017, the Fund had the following unfunded commitments and unrealized gain / (loss).

Unfunded Commitments	Unfunded	Unrealized gain / (loss)
Angie’s List, Inc. (commitment expires September 2017)	$18,750,000	$(18,750)
ASC Acquisition Holdings, LLC (commitment expires December 2018)	8,521,875	(76,697)
ENA Holding Corporation (matures May 2021)	2,430,406	(34,026)
FQSR LLC (A) (commitment expires September 2017)	3,140,000	(18,840)
FQSR LLC (B) (commitment expires December 2017)	3,140,000	(18,840)
FQSR LLC (C) (commitment expires December 2018)	4,710,000	(28,260)
OTG Management LLC (commitment expires December 2017)	4,689,915	(28,139)
Penn Foster Inc. (matures August 2021)	3,530,769	(35,308)
Sunny Delight Beverage Company (matures February 2021)	8,181,611	-

Net unrealized (depreciation)	$57,094,576	$(258,860)

The net change in unrealized appreciation (depreciation) on these unfunded commitments is included in the Statement of Operations and Statement of Assets and Liabilities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) (continued)

In the normal course of business, the Fund enters into contracts which provide a variety of representations and warranties, and that provide general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Fund has not accrued any liability in connection with such indemnifications.

9.	FINANCIAL HIGHLIGHTS

The following summarizes the Fund’s financial highlights for the period ended March 31, 2016:

Members

As a percentage of average members’ capital

Net investment income ratio (annualized)[1]	9.43%

Expense ratios [1]
Operating expenses (annualized)	5.14%

Total expense ratio	5.14%

1    The net investment income and expense ratio are calculated for the Members taken as a whole.

The Internal Rate of Return (IRR) since inception of the Members, after financing costs and other operating expenses is 10.7% and 11.2% through March 31, 2017 and December 31, 2016, respectively.

The IRR is computed based on cash flow due dates contained in notices to Members’ (contributions from and distributions to the Member’s) and the net assets (residual value) of the Members’ capital account at year end and is calculated for the Members taken as a whole.

The IRR is calculated based on the fair value of investments using principles and methods in accordance with GAAP and does not necessarily represent the amounts that may be realized from sales or other dispositions. Accordingly, the return may vary significantly upon realization.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

ADMINISTRATION

ADMINISTRATOR

TCW Asset Management Company

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

(212) 771-4000

PORTFOLIO MANAGER

Richard T. Miller

Group Managing Director

INDEPENDENT AUDITORS

Deloitte & Touche LLP

555 West 5th Street

Los Angeles, CA 90013

CUSTODIAN

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

SUB-ADMINISTRATOR

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111